Exhibit 2.2

  Now Solutions, LLC Operating Agreement dated as of February 27, 2001 between
                  Arglen Acquisitions, LLC and the Registrant.

           THE INTERESTS CREATED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                              NOW SOLUTIONS, L.L.C.

                               OPERATING AGREEMENT

                                February 27, 2001

                                TABLE OF CONTENTS

ARTICLE 1  DEFINITIONS........................................................ 7

     1.1   "Act" ............................................................. 7
     1.2   "Adjusted Capital Account"......................................... 7
     1.3   "Agreement"........................................................ 7
     1.4   "Capital Account".................................................. 7
     1.5   "Capital Contribution"............................................. 7
     1.6   "Certificate"...................................................... 8
     1.7   "Code"............................................................. 8
     1.8   "Dissolution Event"................................................ 8
     1.9   "Distributable Cash"............................................... 8
     1.10  "Economic Interest"................................................ 8
     1.11  "Fiscal Year"...................................................... 8
     1.12  "LLC" ............................................................. 8
     1.13  "LLC Business"..................................................... 8
     1.14  "Majority Interest"................................................ 8
     1.15  "Member"........................................................... 8
     1.16  "Membership Interest".............................................. 8
     1.17  "Net Profits" and "Net Losses" .................................... 9
     1.18  "Percentage Interest".............................................. 9
     1.19  "Person"........................................................... 9
     1.20  "Supermajority in Interest"........................................ 9
     1.21  "Tax Matters Partner".............................................. 9
     1.22  "Technology"....................................................... 9
     1.23  "Treasury Regulations"............................................. 9
     1.24  "Unreturned Additional Capital"....................................10

ARTICLE 2  ORGANIZATIONAL MATTERS.............................................10

     2.1   Formation..........................................................10
     2.2   Name ..............................................................10
     2.3   Term ..............................................................10
     2.4   Office and Agent...................................................10
     2.5   Addresses of the Members...........................................10
     2.6   Purpose of LLC ....................................................10

ARTICLE 3  CAPITAL CONTRIBUTIONS AND PERCENTAGE INTEREST......................10

     3.1   Initial Capital Contributions......................................10
     3.2   Additional Capital Contributions...................................11
     3.3   Capital Accounts...................................................11
     3.4   No Interest........................................................12

     3.5   Withdrawal of Capital..............................................12
     3.6   Employee Membership Interests .....................................12
     3.7   Percentage Interest................................................13
     3.8   Percentage Interest Adjustment.....................................13

ARTICLE 4  MEMBERS............................................................13

     4.1   Limited Liability..................................................13
     4.2   Admission of Additional Members....................................13
     4.3   Termination of Membership Interest.................................13
     4.4   Members Are Not Agents.............................................13
     4.5   Voting Rights......................................................13
     4.6   Major Decisions....................................................13
     4.7   Meetings of Members................................................15
           4.7.1 Power to Call Meetings.......................................15
           4.7.2 Date, Time and Place of Meetings of Members..................15
           4.7.3 Required Notification of Meetings of Members.................15
           4.7.4 Record Dates.................................................16
           4.7.5 Voting by Members at Meeting.................................16
           4.7.6 Quorum; Relative Weight of Votes of Members at Meeting.......16
           4.7.7 Telephone or Teleconference Participation by Member at
                 Meeting......................................................16
           4.7.8 Appointment of Secretary for Meeting.........................17
           4.7.9 Consent by Members in Lieu of Meeting........................17
     4.8   Other Business Activities..........................................17

ARTICLE 5  MANAGEMENT AND CONTROL OF THE LLC..................................18

     5.1   Management of the LLC..............................................18
           5.1.1 Executive Committee..........................................18
           5.1.2 Appointment of Representatives...............................18
           5.1.3 Executive Committee Meetings.................................19
           5.1.4 Members Have No Managerial Authority.........................19
           5.1.5 Change of Control Upon Financing Default.....................19
     5.2   Appointment of CHAIRMAN and CEO; Duties of CHAIRMAN and  CEO.......20
           5.2.1 Appointment of CHAIRMAN and CEO..............................20
           5.2.2 Duties of CHAIRMAN and CEO...................................20
           5.2.3 Employment ..................................................21
           5.2.4 Expenditures.................................................21
           5.2.5 Removal, Resignation and Filling of Vacancy..................21
           5.2.6 Acts of Officers as Conclusive Evidence of Authority.........22
           5.2.7 Liability of Officers........................................22
     5.3   Consulting.........................................................22
     5.4   Compensation of Members............................................22
     5.5   Time Devoted to LLC................................................22

     5.6   Contracts with Related Parties.....................................22
     5.7   ARGLEN as Consultant...............................................23
           5.7.1 Services ....................................................23
           5.7.2 Specific Services............................................23
           5.7.3 Fees ........................................................23
     5.8   Vertical as Consultant.............................................23
           5.8.1 Services ....................................................23
           5.8.2 Specific Services............................................24
           5.8.3 Fees ........................................................24

ARTICLE 6  ALLOCATIONS OF NET PROFITS AND NET LOSSES..........................24

     6.1   Allocations of Net Profits and Net Losses..........................24
           6.1.1 Allocation of Losses.........................................24
           6.1.2 Allocation of Profits - LLC Operations`......................24
           6.1.3 Allocation of Profit - Sale of LLC Assets....................25
     6.2   Other Tax Allocation Provisions....................................25
           6.2.1 Minimum Gain; Chargebacks....................................25
           6.2.2 Qualified Income Offset......................................25
           6.2.3 Nonrecourse Deductions.......................................25
           6.2.4 Partner Nonrecourse Deductions...............................25
           6.2.5 Allocations for Tax Purposes.................................25
           6.2.6 Curative Allocations.........................................26
     6.3   Code ss.704 (c) Allocation.........................................26
     6.4   Allocation of Net Profits and Losses and Distributions in
           Respect of a Transferred Interest..................................26

ARTICLE 7  DISTRIBUTIONS......................................................26

     7.1   Distributions......................................................26
     7.2   Repayment of Initial Capital Contributions.........................27
     7.3   Reduction of Capital Accounts......................................27
     7.4   Form of Distribution...............................................27
     7.5   Restriction on Distributions.......................................27
     7.6   Return of Distributions............................................27
     7.7   Withholding Tax of Foreign Members.................................27

ARTICLE 8  SALE OR TRANSFER OF LLC INTEREST; WITHDRAWAL.......................28

     8.1   Nonassignability of LLC Interest...................................28
           8.1.1 Consent Required.............................................28
           8.1.2 Permitted Transfers..........................................28
           8.1.3 Right of First Refusal.......................................29
     8.2   Obligations of Transferee..........................................29
     8.3   Withdrawal by Member...............................................29
           8.3.1 Withdrawal ..................................................29

           8.3.2 Failure to Elect.............................................29
           8.3.3 Purchase Price...............................................29
           8.3.4 Fair Market Value............................................30
           8.3.5 Closing......................................................30
           8.3.6 Closing Adjustments..........................................31
     8.4   Noncompetition by Withdrawing Member...............................32

ARTICLE 9  ACCOUNTING, RECORDS, REPORTING BY MEMBERS..........................32

     9.1   Books and Records..................................................32
     9.2   Delivery to Members and Inspection.................................32
     9.3   Fiscal Year........................................................32
     9.4   Statement of Financial Condition...................................32
     9.5   Bank Accounts......................................................32
     9.6   Accounting Policies................................................33
     9.7   Tax Matters for the LLC Handled by CHAIRMAN as Tax Matters
           Partner............................................................33
     9.8   Preparation of Tax Returns.........................................33
     9.9   Tax Decisions Not Specified........................................33
     9.10  Notice of Tax Audit................................................33

ARTICLE 10 DEFAULT AND DISSOLUTION............................................33

     10.1  Events of Default..................................................33
     10.2  Causes of Dissolution..............................................34
     10.3  Election of Non-Defaulting Members.................................35
           10.3.1 Purchase of Defaulting Member Interest......................35
           10.3.2 Closing.....................................................35
           10.3.3 Election to Dissolve........................................35
     10.4  Dissolution and Termination of LLC.................................35
           10.4.1 Procedure and Distribution..................................35
           10.4.2 Negative Capital Account....................................36
           10.4.3 Time Period of Liquidation..................................36
           10.4.4 Non-Cash Assets.............................................36
     10.5  Final Accounting...................................................36
     10.6  Disposition of Books and Records...................................36

ARTICLE 11  INDEMNIFICATION AND INSURANCE.....................................37

     11.1  Indemnification of Agents..........................................37
     11.2  Insurance..........................................................38
     11.3  Arbitration........................................................38

ARTICLE 12  INVESTMENT REPRESENTATIONS........................................38

     12.1  Acknowledgments....................................................38
     12.2  Representations and Warranties.....................................39

ARTICLE 13  MISCELLANEOUS.....................................................39

     13.1  Complete Agreement.................................................39
     13.2  Binding Effect.....................................................39
     13.3  No Third Party Beneficiary.........................................39
     13.4  Not for Benefit of Creditors.......................................39
     13.5  Pronouns; Statutory References.....................................40
     13.6  Headings...........................................................40
     13.7  References to this Agreement.......................................40
     13.8  Jurisdiction.......................................................40
     13.9  Disputed Matters...................................................40
     13.10 Exhibits...........................................................40
     13.11 Severability.......................................................40
     13.12 Additional Documents and Acts......................................40
     13.13 Notices............................................................41
     13.14 Amendments.........................................................41
     13.15 No Interest in Company Property; Waiver of Action for Partition....41
     13.16 Multiple Counterparts..............................................41
     13.17 Attorney Fees......................................................41
     13.18 Remedies Cumulative................................................41
     13.19 Conversion to C Corporation........................................41

EXHIBIT A  Member's Addresses.................................................43
EXHIBIT B  Ownership Structure................................................44

      This OPERATING AGREEMENT (the "Agreement") is made as of February 27, 2001, by and between Vertical Computer Systems, Inc. ("Vertical"), a Delaware corporation, and ARGLEN Acquisitions, LLC ("ARGLEN"), a Delaware limited liability company (each of which is a member and collectively, members), with reference to the following facts:

      A. On January 24, 2001, articles of organization for NOW SOLUTIONS, L.L.C., a limited liability company (the "LLC"), laws of the State of Delaware, was filed with the Delaware Secretary of State; and

      B. The parties desire to adopt and approve an operating agreement for the LLC.

      NOW, THEREFORE, the parties (are hereinafter sometimes collectively referred to as the "Members" or individually as a "Member") by this Agreement set forth the operating agreement for the LLC under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

                              ARTICLE 1 DEFINITIONS

      When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

      1.1 "Act" shall mean the Delaware Limited Liability Company Law.

      1.2 "Adjusted Capital Account" shall mean a Member's Capital Account after crediting to such Capital Account any amount which the Member is deemed to be obligated to restore pursuant to ss.ss. 1.7042(g)(1) and 1.7042(g) (5) of the Treasury Regulations and debiting to such Capital Account the amount (whether made or reasonably expected to be made) of any adjustment, allocation and distribution described in ss. 1.704(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations. This definition of Adjusted Capital Account is intended to comply with the provisions of ss. 1.7041(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

      1.3 "Agreement" shall mean this Operating Agreement and all schedules and exhibits hereto, as originally executed and as amended from time to time.

      1.4 "Capital Account" shall mean with respect to any member the capital account which the LLC establishes and maintains for such Member pursuant to
Section 3.3.

      1.5 "Capital Contribution" shall mean with respect to any Member the total value of cash and the fair market value of property (net of liabilities secured by such contributed property that the LLC is considered to assume or take subject to under Code ss. 752) contributed to the LLC by such Member.

      1.6 "Certificate" shall mean the Articles of Organization for the LLC originally filed with the Delaware Secretary of State and as amended from time to time.

      1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the provisions of succeeding law.

      1.8 "Dissolution Event" shall mean with respect to the Member one or more of the following: the death, insanity, retirement, withdrawal, resignation, expulsion, bankruptcy or dissolution, unless the Non-Defaulting Members consent to continue the LLC Business (as defined below), pursuant to Section 10.3.

      1.9 "Distributable Cash" shall mean the amount of cash which the Executive Committee deems available for distribution to the Members, taking into account all debts, liabilities, and obligations of the LLC then due and amounts which the Executive Committee deems necessary to place into reserves for customary and usual claims with respect to the LLC's business.

      1.10 "Economic Interest" shall mean a Member's Interest in the LLC's Net Profits, Net Losses, and distributions of the LLC's assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or except as provided in ss. 86.241 of the Act, any right to information concerning the business and affairs of LLC.

      1.11 "Fiscal Year" shall mean the LLC's fiscal year, which shall be the calendar year, or such other period as may be required or allowed by the Code.

      1.12 "LLC" shall mean NOW SOLUTIONS, L.L.C., a Delaware limited liability company.

      1.13 "LLC Business" shall mean the development, marketing sale and distribution of business to business software, including, without limitation, human resources and payroll management software.

      1.14 "Majority Interest" shall mean Members owning greater than 50% of the Percentage Interests.

      1.15 "Member" shall mean Vertical and ARGLEN, respectively, or their successors, each of whom (a) is an initial signatory to this Agreement, has been admitted to the LLC as a Member in accordance with the Certificate or this Agreement or is an assignee who has become a Member in accordance with Article 8 and (b) has not been expelled or, if other than an individual, dissolved. The term shall also refer to employee

Members, if any, as referenced in Section 3.6.

      1.16 "Membership Interest" shall mean a Member's entire interest in the LLC including the Member's Economic Interest " the right to vote on matters as outlined in this Agreement, Percentage Interest, Capital Account, and the right to receive information concerning the business and affairs" of the LLC.

      1.17 "Net Profits" and "Net Losses" shall mean for each Fiscal Year or other period, an amount equal to the LLC's taxable income or tax loss for such year or period, determined in accordance with Code ss. 703(a). For this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code ss. 703(a)(1) shall be included in taxable income or loss, with the following adjustments:

      1.17.1 Any income of, the LLC that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or tax loss;

      1.17.2 Any expenditures of the LLC described in Code ss. 705(a)(2)(B) or treated as expenditures pursuant to Treasury Regulations ss.
1.7041(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable income or tax loss;

      1.17.3 If property other than cash has been contributed to the LLC or the Capital Accounts of the Members have been adjusted pursuant to Treasury Regulations ss. 1.7041(b)(2)(iv)(f), depreciation, amortization and gain or loss with respect to assets of the LLC shall be computed in accordance with Treasury Regulations ss. 1.7041(b)(2)(iv)(g); and

      1.17.4 Notwithstanding any other provision of this Section 1.18, any items of income, gain, loss or deduction which are specially allocated shall not be taken into account in computing Net Profits and Net Losses.

      1.18 "Percentage Interest" shall mean the percentage of a Member set forth opposite the name of such Member in Section 3.7 hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement. The sum of the Members' Percentage Interests shall at all times be one hundred percent (100%).

      1.19 "Person" shall mean an individual, general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, corporation, trust, estate, real estate investment trust association or any other entity or organization.

      1.20 "Supermajority in Interest" shall mean the vote of at least seventy-five percent (75%) of all Percentage Interest in the LLC.

      1.21 "Tax Matters Partner" shall be the CHAIRMAN or its successor as designated pursuant to Section 9.7.

      1.22 "Treasury Regulations" shall, unless the context clearly indicates otherwise, mean the regulations currently in force as final, temporary or proposed that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

      1.23 "Unreturned Additional Capital" with respect to a Member means, as of any date of calculation, the aggregate amount of additional capital contributions contributed by such Member, reduced by all distributions to such Member with respect to such additional capital contributions pursuant, to
Section 3.2.

                                    ARTICLE 2
                             ORGANIZATIONAL MATTERS

      2.1 Formation. Pursuant to the Act, the Members formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

      2.2 Name. The name of the LLC shall be "NOW SOLUTIONS, L.L.C." The LLC Business may be conducted under that name or, upon compliance with applicable laws, any other name that the Executive Committee deems appropriate or advisable. The CHAIRMAN shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Executive Committee considers appropriate or advisable.

      2.3 Term. The term of this Agreement shall be coterminous with the period of duration of the LLC provided in the LLC's Certificate, unless extended or sooner terminated as hereinafter provided.

      2.4 Office and Agent. The LLC shall continuously maintain an office of its registered agent in the State of Delaware as required by the Act. The LLC also may have such offices, anywhere within and without the State of Delaware, or the business of the LLC may require. The registered agent shall be as stated in the Certificate or as otherwise determined by the Executive Committee.

      2.5 Addresses of the Members. The respective addresses of the Members of the LLC are set forth on Exhibit A.

      2.6 Purpose of LLC. The purpose of the LLC is to engage in the LLC Business and in furtherance thereof, the LLC may engage in any lawful activity for which a limited liability LLC may be organized under the Act. Any change in the LLC Business shall require the affirmative vote or written consent of Members holding a Supermajority in Interest.

                                    ARTICLE 3
                  CAPITAL CONTRIBUTIONS AND PERCENTAGE INTEREST

      3.1 Initial Capital Contributions. Each member has contributed the following initial capital contribution to the capital of the LLC:

            Vertical            $1,000,000
            ARGLEN              $0
            Stephen B. Parnes   $0
            Employees           $0

      3.2 Additional Capital Contributions. Subject to obtaining a Supermajority in Interest of the Members, as provided in Article 4.6, the LLC may authorize Additional Contributions as provided below. Absent the LLC's authorization, no Member shall be required or permitted to make Additional Contributions.

            (1) If at any time the Executive Committee determines that the LLC's financial resources are insufficient to meet the reasonable needs of the LLC's business; provided, however that no additional capital contributions shall be required unless and until the LLC has borrowed all funds under its then available credit, the Executive Committee may request Additional Contributions sufficient to meet the need.

            (2) The Executive Committee shall make the request by written notice delivered to the Members. The notice shall specify the amount of the Additional Contributions, the uses to which they will be put, and a due date that is not less than thirty (30) days after the date of the notice.

            (3) Provided that approval of Supermajority in Interest has been obtained as provided in Article 4.6, the Members shall make the Additional Contributions on or before the due date specified in the notice in proportion to their Percentage Interests as of the date of the notice.

            (4) If a Supermajority in Interest does not approve an Additional Capital Contribution request then the LLC shall offer members the right to loan the amount requested by the CHAIRMAN on a proportionate basis. The loans shall be for one (1) year at a ten percent (10%) interest.

      Notwithstanding anything to the contrary contained in this Agreement, a Member's obligation to make Additional Contributions extends only to the LLC and may not be enforced by the LLC's creditors without the Member's written consent.

      3.3 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the capital account maintenance rules set forth in Treasury Regulations ss. 1.7041(b)(2)(iv). Without limiting the generality of the foregoing, a

Member's Capital Account shall be increased by (i) the amount of money contributed by the Member to the LLC, (ii) the fair market value of property contributed by the Member to the LLC as determined by the contributing Member and the LLC (net of liabilities that the LLC is considered to assume or take subject to pursuant to ss. 752 of the Code), and (iii) allocations to the Member of Net Profits and other items of income and gain, including income and gain exempt from tax but excluding items of income and gain described in Treasury Regulations ss. 1.7041(b)(4)(i); and which shall be decreased by (w) the amount of money distributed to the Member, (x) the fair market value of any property distributed to the Member as determined by the distributee Member and the LLC (net of any liabilities that such Member is considered to assume or take subject to pursuant to ss. 752 of the Code), after adjusting each Member's Capital Account by such Member's share of the unrealized income, gain, loss and deduction inherent in such property and not previously reflected in such Capital Account., as if the property had been sold for its then fair market value on the date of distribution, (y) expenditures described, or treated under ss. 704(b) of the Code as described, in ss. 705(a) (2)(B) of the Code, and (z) the Member's share of Net Losses and other items of loss and deduction, but excluding items of loss or deduction described in Treasury Regulations ss. 1.7041(b)(4)W. The Members' Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulations ss.1.7041(b)(2)(iv)(g) (relating to allocations and adjustments resulting from the reflection of property on the books of the LLC at book value, or a revaluation thereof, rather that at adjusted tax basis). If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Treasury Regulations ss.1.7041(b)(2)(iv)(1).

      3.4 No Interest. No Member shall be entitled to receive any interest on its Capital Contributions.

      3.5 Withdrawal of Capital. Except as permitted in Section 7.2, and otherwise provided in this Agreement, no member shall have the right to withdraw its capital contributions, or to demand or receive the return of its capital contributions, or any part thereof, except as otherwise expressly provided in this Agreement. Neither the LLC or any member shall be personally liable or responsible for the return of the capital contributions of the members, and any such returns shall be made solely from the assets of the LLC.

      3.6 Employee Membership Interests. So long as the LLC is not in default under the Purchase Documents (as defined in Section 5.1.5, below), the Members hereby acknowledge that five percent (5%) of the LLC Membership Interests are to be issued to certain LLC management employees and additional portions of the Membership Interests shall be contributed by the Members in accordance with the schedule attached as Exhibit B, as additional incentive grants to LLC management employees ("Incentive Grants"). The Chairman and President shall set performance goals and operational benchmarks for the distribution of Incentive Grants, subject to the approval of the Executive Committee (the "Performance Goals"), and may award all or any portion of the Membership Interests set aside for Incentive Grants to those employees in accordance with the Performance Goals. In the event no employee is eligible for Incentive Grants based upon a failure to meet the Performance Goals, the Chairman may elect to retain available Membership Interests herein for later distribution or declare such remaining Membership Interests forfeit, in which case such forfeited Membership Interests shall inure to ARGLEN.

      3.7 Percentage Interests. Initially, and subject to Exhibit B, the Members have the following Percentage Interests in the LLC (individually a "Percentage Interest" and jointly "Percentage Interests"):

            VERTICAL             60%
            ARGLEN               30%
            Stephen B. Parnes     5%
            Employees             5%

      3.8 Percentage Interest Adjustments. Unless agreed by all the members, no adjustment to the Percentage Interest shall be made except as provided for in this Agreement.

                                    ARTICLE 4
                                     MEMBERS

      4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the LLC, whether that liability or obligation arises in contract, tort, or otherwise.

      4.2 Admission of Additional Members. The Executive Committee with the approval of the Members holding a Supermajority in Interest may admit to the LLC additional Members. Any additional Members shall obtain Membership Interests and will participate in the management, Net Profits, Net Losses, and distributions of the LLC on such terms as are determined by the Executive Committee and approved by the Members. Notwithstanding the foregoing, substitute members may only be admitted in accordance with Article 8.

      4.3 Termination of Membership Interest. Upon the transfer of a Member's Membership Interest in violation of this Agreement or the occurrence of a Dissolution Event as to such Member that does not result in the dissolution of the LLC, the CHAIRMAN shall terminate the Membership Interest of a Member.

      4.4 Members are Not Agents. Pursuant to Section 5.1 and the Certificate, the management of the LLC is vested in the Executive Committee and Officers. No Member, acting solely in the capacity of a Member, is an agent of the LLC nor can any Member in such capacity bind nor execute any instrument on behalf of the LLC.

      4.5 Voting Rights. Except as expressly provided in this Agreement or the

Certificate, Members shall have no voting, approval or consent rights, except through their Designated Representatives (as defined in Section 5.1.2). Members shall have the right to approve or disapprove matters as specifically stated in this Agreement by Members holding Majority Interest.

      4.6 Major Decisions. No acts shall be taken, funds expended, decisions made or obligations incurred by the LLC, the officers, the Executive Committee (as hereinafter defined), or member with respect to a matter within the scope of any of the major decisions enumerated below (the "Major Decisions"), unless and until the same has been approved by Supermajority in interest. The Major Decisions shall include:

            (a) Acquire or develop any new business or line of business not related to the LLC business;

            (b) Borrow any money from a Member or accept or require capital contributions from any Member, other than loans or capital contributions permitted or contemplated pursuant to Section 3.2 above;

            (c) Make any material investment in any Other Entity (as hereinafter defined);

            (d) Make any material and substantial change in the purposes of the LLC or the charter of its business;

            (e) Make a determination to surrender any permits, approvals or licenses of the LLC or to dissolve the LLC;

            (f) Admit any general partnership, limited partnership, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual, business or other entity (collectively referred to as "Other Entity") as a Member;

            (g) Sell, transfer, convey, exchange, lease, encumber, pledge, or otherwise dispose of all or substantially all, or the assets of the LLC;

            (h) Merge, consolidate or combine the LLC into or with any Other Entity;

            (i) Guarantee by the LLC of, or the agreement of the LLC to be responsible for, the indebtedness or obligations of any Other Entity;

            (j) Make an expenditure or incur any obligation by or on behalf of the LLC at any one time involving a sum in excess of One Hundred Thousand and 00/100 U.S. Dollars (U.S. $100,000.00), including by any lease or installment contract where the total amount of all future payments exceeds One Hundred Thousand and 00/100 U.S. Dollars (U.S. $100,000.00), except for expenditures made and obligations incurred pursuant to and specifically set forth in a budget previously approved by the Executive Committee;

            (k) Institute any legal action or proceeding, except as provided in
Section 13.9, below;

            (l) Approve all other distributions to the Members under Section 7.1, below;

            (m) Accelerate payment of any LLC debt;

            (n) Authorize any new borrowing by the LLC with the exception of trade payables incurred in the normal course of the LLC Business;

            (o) Any amendment of the Certificate or this Agreement;

            (p) Increase the number of representatives to the Executive
Committee;

            (q) Bankrupt the LLC;

            (r) Compensation, benefits and employment agreements for officers;

            (s) All exclusive contracts.

      To the extent this or any other section of this Agreement or any law requires the consent or approval of any or all the Members to any action or matter, the consent or approval of the representatives to the CHAIRMAN shall constitute such Member's consent or approval to such action or matter.

      4.7 Meetings of Members.

            4.7.1 Power to Call Meetings. Meetings of the Members for any purpose or purposes may be called upon written demand by the CHAIRMAN or by a member with at least twenty percent (20%) of the Percentage Interest in LLC for the purpose of addressing any matters on which the Members may vote.

            4.7.2 Date, Time and Place of Meetings. Meetings of Members shall be held at the principal executive office of LLC, or as otherwise selected by the person or persons calling the meeting. If no other place is specified, meetings shall be held at the principal executive office of the LLC.

            4.7.3 Required Notification of Meetings of Members. The Executive Committee shall deliver or mail written notice stating the date, time, and place of any meeting of Members and a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting, at such address as appears in the records of LLC, such notice to be mailed at least fifteen (15), but not more than sixty (60), days before the date and time of the meeting. A Member may waive notice of any meeting, before or after the date of the meeting, by delivering a signed waiver to LLC for inclusion in the minutes of LLC. A Member's attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to the transaction of business because the meeting is not lawfully called or convened, and (b) waives objection to consideration of particular matter at the meeting that is not within the purpose described in the meeting notice, unless the Member objects to considering the matter when it is presented.

            4.7.4 Record Dates. Any Member holding more than ten percent (10%) of the Percentage Interest in the LLC, may fix, in advance a record date to determine the Members of record entitled to (1) notices of any meeting, (2) vote, (3) receive any distributions, or (4) exercise any rights with respect to any other lawful action, provided that such record date is not more than sixty
(60) days nor less than three (3) days prior to the date of the meeting and not more than sixty (60) days prior to any other action. If no record date is fixed
(1) the record date for determining members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the date on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held, (2) the record date for determining Members entitled to give consent to LLC action in writing without a meeting shall be the day on which the first written consent is given; (3) the record date for determining members for any other purpose shall be at the close of business on the day on which the CHAIRMAN adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of the other action, whichever is later, and (4) the determination of members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting unless the Members who called the meeting fix a new record date for the adjourned meeting, but the Members who called the meeting shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set forth the original meeting.

            4.7.5 Voting by Members at Meeting. A Member may appoint a proxy to vote or to otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member's duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the CHAIRMAN of LLC. The general proxy of a fiduciary is given the same effect as the general proxy of any other Member. A proxy appointment is valid for eleven months unless otherwise expressly stated in the appointment form.

            4.7.6 Quorum; Relative Weight of Votes of Members at Meeting. At any meeting of Members, each Member entitled to vote shall have a number of votes equal to the percentage interest held by such Member. At any meeting of Members, the presence of Members, in person or by proxy, entitled to cast over fifty-one percent (51%) of the total votes of all Members entitled to vote at such meeting constitutes a quorum. Action on a matter is Interest of the total number of votes entitled to be cast by all Members in LLC entitled to vote at such meeting or such other number as may be provided by law, the Certificate or the Agreement for the particular matter under consideration. Also, any assignee of a Member's Shares in LLC shall not be entitled to vote or participate on any matters at any meeting unless such assignee becomes a substitute member.

            4.7.7 Telephone or Teleconference Participation by Member at Meeting. Any or all Members may participate in any annual or special Member's meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member so participating is deemed to be present in person at the meeting.

            4.7.8 Appointment of Secretary for Meeting. At the annual or special Member's meeting, the CHAIRMAN shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting that shall be placed in the minute books of LLC.

            4.7.9 Consent by Members in Lieu of Meeting.

                  (1) Any Action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed and delivered to the LLC within sixty (60) days of the record date for the action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all members entitled to vote thereon were present and voted.

                  (2) Unless the consents of all members entitled to vote have been solicited in writing, (a) notice of any Member approval of an amendment to the Certificate or this Agreement, a dissolution of the LLC, or a merger of the LLC without a meeting by less than unanimous written consent shall be given at least ten (10) days before the meeting and prompt notice shall be given of the taking of any other action approved by members without a meeting by less than unanimous written consent, to those members entitled to vote who have not consented in writing.

                  (3) Any member giving a written consent, or the Member's proxyholder, may revoke the consent by a writing received by the LLC prior to the time that written consents of Members having the minimum number of votes that would be required to authorize the proposed action have been filed with the LLC, but may not do so thereafter. The revocation is effective upon its receipt at the principal executive office of the LLC.

      4.8 Other Business Activities. The Members acknowledge and agree that the creation of the LLC and the assumption by each of the Members of their duties hereunder shall be without prejudice to their rights (or the rights of their affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, so long as such other business or undertaking is not competitive with LLC Business.

Each Member waives any rights it might otherwise have to share or participate in such other permitted interests or activities of the other Member or its affiliates. The Members may engage in or possess any interest in any other permitted business venture of any nature or description. Further, the Members agree to use their best efforts in connection with their respective business operations to utilize the various products and services of other Members; and Members agree that their respective products and services shall be made available to Members on no less than market competitive terms. In addition, it is agreed that Members shall be permitted to engage in any business that does not directly compete with the LLC in the area of human resources and payroll management; and nothing herein shall prevent Vertical, or any of its affiliates or subsidiaries, from exploiting its EmilyTM technology, software and services.

                                    ARTICLE 5
                        MANAGEMENT AND CONTROL OF THE LLC

      5.1 Management of the LLC.

            5.1.1 Executive Committee. The overall management and control of the business and affairs of the LLC shall be vested in an executive committee (the "Executive Committee"). Except as expressly provided herein to the contrary, all decisions with respect to the management and control of the LLC that are "approved by the Executive Committee" (as hereinafter defined) shall be binding on the LLC and each of the Members. The Executive Committee of the LLC shall be comprised of five (5) representatives, all of whom shall be voting representatives.

            5.1.2 Appointment of Representatives. ARGLEN and Vertical shall each designate two (2) representatives. They shall appoint a single additional representative of their choosing ("Independent Representative"). Subject to requirements of Section 5.1.5, below, the Independent Representative shall serve in such capacity for a term of one (1) year. In the event that the Designated Representatives are unable to reach agreement on an Independent Representative, within ten (10) days after the execution of this Agreement, or thereafter, within ten (10) days after the end of such Independent Representative's term, the Designated Representatives shall each have five (5) additional days to submit a list of two candidates to the CHAIRMAN, who shall supervise a process for selection of such Independent Representative by an arbitrator, who shall be selected in accordance with Section 13.9; the arbitrator shall select a single Independent Representative from the lists which satisfies the requirement of independence.

      The following persons are hereby designated as the representatives of the respective Members, said representatives to serve at the pleasure of and at the sole discretion of the designating Member:

            Member                  Designated Representatives
            ------                  --------------------------

            VERTICAL                Richard Wade and Luis Valdetaro
            ARGLEN                  Garry Gyselen and Barry Kolevzon

      Each representative to the Executive Committee shall be fully authorized to provide any consent or approval that may be required hereunder of the Executive Committee. When the phrases "approved by the Executive Committee" or "approval of the Executive Committee" are used in this Agreement, such phrases shall mean approval by a majority of the representatives on the Executive Committee who shall have been designated pursuant to this Section 5.1.2. In the event of any need for approval or other action by the Executive Committee, the representative is notified of the need for such approval or other action; provided, however, that failure of such representative to respond within ten
(10) days of notice of such need shall be deemed approval.

            5.1.3 Executive Committee Meetings.

                  (a) The Executive Committee may conduct meetings in person or by conference telephone. In all matters presented to the Executive Committee for decision or approval, each representative appointed by a Member shall have one vote. Unless otherwise agreed upon in writing by a Supermajority in Interest by the Members, three (3) representatives shall be necessary to constitute quorum for the transaction of any business and, subject to the requirements under this
Section 5.1.3, the Executive Committee may make any decision, take any action, or grant any approval (including without limitation the approval of any "Working Capital Financing," which shall be defined as any borrowing secured solely by the LLC's (i) accounts receivable, up to a maximum of eighty percent (80%) of face value of such receivables and/or (ii) inventory, up to a maximum of fifty percent (50%) of the value thereof) by the affirmative vote of a majority of the votes held by the voting representatives present in person or by conference telephone at a meeting duly called or with respect to which notice has been waived (in writing or by participation in such meeting) and at which a quorum is present.

                  (b) Any action which may be taken at any meeting of the Executive Committee may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action to be taken shall be signed by each voting representative.

                  (c) Meetings may be called by any representative to the Executive Committee. All meetings of the Executive Committee shall be held upon notice given to all representatives at east three (3) days in advance of the date of the meeting. Such notices may be given as provided in Section 13.13 below or by telephone.

                  (d) Whenever notice is required to be given to any representative with respect to a meeting of the Executive Committee, waiver thereof signed by the representative entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a representative at a meeting of the Executive Committee (personally or by conference telephone) shall also constitute a waiver of notice of such meeting.

            5.1.4 Members Have No Managerial Authority. The Members shall have no power to participate in the management of the LLC except as expressly authorized by this Agreement or the Certificate and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Executive Committee, no Member shall have any power or authority to bind or act on behalf of the LLC in any way, to pledge its credit, or to render it liable for any purpose.

            5.1.5 Change of Control Upon Financing Default. In the event that the LLC is declared in default of any of its obligations under the loan documents and transactions involving Coast Business Credit (the "Purchase Documents"), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Purchase Documents to the contrary notwithstanding, Vertical shall have the absolute right to immediately terminate the Independent Representative, as a Member of the Executive Committee, and replace such Independent Representative with a Person selected at the sole discretion of Vertical.

      5.2 Appointment of CHAIRMAN, CEO and President; Duties

            5.2.1 Appointment of Officers. Garry Gyselen is hereby appointed as the initial CHAIRMAN, who shall be an unpaid employee, until such time as the Executive Committee establishes a salary therefore, of the LLC and whose appointment shall in all instances be approved by the Executive Committee as provided in Section 5.2.2.(d) below . The initial CEO and President shall be Marianne Malcolm, who shall act in such capacity until removed or replaced pursuant to Section 5.2.5 below. The CHAIRMAN shall be responsible for the implementation of the decisions of the Executive Committee, and the CEO and President shall be responsible for conducting the ordinary and usual business and affairs of the LLC, subject to the supervision of the CHAIRMAN, as more fully set forth in this Section 5.2. The Executive Committee shall require that the CHAIRMAN, and the CHAIRMAN shall require that the CEO and President, at all times conform to policies and programs established by the Executive Committee, and the scope of the authority of these officers shall bind the Members and the LLC when within the scope of their authority. The CHAIRMAN shall at all times be subject to the direction of the Executive Committee and shall keep the Executive Committee informed as to all material matters of concern not in the ordinary course of business.

            5.2.2 Duties of CHAIRMAN. The CHAIRMAN, at the expense of and on behalf of the LLC, shall implement or cause to the implemented all decisions approved by the Executive Committee and delegated to the CHAIRMAN, who shall conduct or cause the CEO and President to conduct the ordinary and usual business and affairs of the LLC in accordance with, and as limited by, this Agreement, including the following:

                  (a) Management and supervision of the Business;

                  (b) Protection and preservation of the right, title and interest of the LLC in all LLC property and assets;

                  (c) Negotiation, entering into and supervision of the performance of contracts incident to the conduct of the LLC Business in the ordinary course:

                  (d) Hiring and firing LLC employees;

                  (e) Keeping of all books of account and other records of the LLC in accordance with the terms of this Agreement, and maintenance of all funds generated by or relating to the LLC or to the LLC's bank account;

                  (f) Preparation and delivery to each of the Members of monthly financial statements with respect to the business and affairs of the LLC;

                  (g) Payment of all taxes, assessments, debts and other obligations of the Partnership, including the costs of operation, maintenance and repair of the Partnership property and assets;

                  (h) When Approved by the Executive Committee pursuant to this Agreement, making of distributions periodically to the Members in accordance with the provisions of this Agreement;

                  (i) Operation, maintenance, repair, and other management of the LLC property and assets;

                  (j) Preparation of a budget for approval by the Executive Committee, at least thirty (30) days prior to the beginning of each fiscal year, setting forth the estimated receipts and expenditures (capital, operating and other) of the LLC for the period covered by the budget;

                  (k) Performance of other normal business functions and other operations and management of the business and affairs of the LLC in accordance with and as limited by this Agreement; and

                  (l) Performance of other obligations provided elsewhere in this Agreement to be performed by the CHAIRMAN.

            5.2.3 Employment. The CHAIRMAN shall not be paid an annual salary until such salary and the terms and conditions of its employment are established by the Executive Committee; provided however, that the term of the initial CHAIRMAN and CEO and President shall be no more than three (3) years.

            5.2.4 Expenditures. The CHAIRMAN and CEO and President shall not, without prior approval of the Executive Committee, exceed by more than fifteen percent (15%) in any general category specified in the budget Approved by the Executive Committee in contracting for any goods or services purchased on behalf of the LLC. Any variance form the budget shall be reported monthly by the CHAIRMAN and President and CEO to the Executive Committee.

            5.2.5 Removal, Resignation, and, Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Executive Committee at any time. Any officer may resign at any time by giving written notice to the LLC. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the LLC under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled only by the Executive Committee.

            5.2.6 Acts of Officers as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the LLC and any other Person, when signed by an officer of the LLC, is not invalidated as to the LLC by any lack of authority of the signing officer in the absence of actual knowledge on the part of the other Person that the signing officer had no authority to execute the same.

            5.2.7 Liability of 0fficers. No person who is an officer of the LLC shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the LLC, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being an officer of the LLC.

      5.3 Consulting. Subject to the authority of the Executive Committee as set forth in Section 5.1.1 hereof, the Executive Committee shall have the right to engage Consultants on behalf of the LLC. The Consultants shall render to the LLC such advice and services in connection with the LLC Business as the Executive Committee may reasonably request from time to time. In performing the consulting services called for by this Section 5.3, each of the Consultants shall act as an independent contractor with the right to exercise his or her independent judgment as to the time, place and manner of performing his or her duties hereunder and otherwise carrying out the provisions of this Section 5.3.

      5.4 Compensation of Members. Except as may be expressly provided for herein or hereafter approved by the Executive Committee, no payment will be made by the LLC to any Member for the services of such Member or any member, shareholder, director or employee of such Member.

      5.5 Time Devoted to LLC. No Member as a Member is required to devote its full time and attention to the business and activities of the LLC as a Member, but each Member shall devote such time as is reasonably necessary to carry out the provisions of this Agreement.

      5.6 Contracts with Related Parties. With the exception of the employment and consulting arrangements described in Sections 5.2 and 5.7 hereof, and the other business activity described in Section 4.8, the Officers of the LLC shall not knowingly enter into any agreement or other arrangement for the furnishing to or by the LLC of goods or services with any person related to or affiliated with any Member or Officer or the LLC, unless such agreement or arrangement has been Approved by the Supermajority in Interest after the nature of the relationship or affiliation has been disclosed. By way of definition of the phrase "related to or affiliated with," for the purposes of this Section 5.6, the following Persons shall be deemed to be "related to or affiliated with" a Member or Officer.

                  (a) Any Person who owns directly or indirectly more than ten percent (10%) of the issued and outstanding stock of, or more than ten percent (10%) of the beneficial interest in any Member or Officer.

                  (b) Any Person in which any Member or Officer owns directly or indirectly more than ten percent (10%) of the issued and outstanding stock, or more than ten percent (10%) of the issued and outstanding stock, or more than ten percent (10%) of the beneficial interest in such Person;

                  (c) Any Person affiliated with any Member or Officer or the Persons described in (a) and (b) above; and

                  (d) Any agent, officer, director, trustee, employee or partner of any Member or Officer or any Person described in (a) through (c) above.

      5.7 ARGLEN as Consultant. Subject to the authority of the Executive Committee as set forth in Section 5.1.2 hereof, ARGLEN shall serve as a Consultant to the LLC.

            5.7.1 Services. ARGLEN shall render to the LLC advice and services regarding the financial, distribution, sales and marketing aspects of the business and such other advice and services and technology in connection with the business as the Executive Committee may reasonably request from time to time. In performing the consulting services called for by this Section 5.7, the Consultant and its employees shall act as an independent contractor with the right to exercise its independent judgment as to the time, place, and manner of performing his duties hereunder and otherwise carrying out the provisions of the
Section 5.7.

            5.7.2 Specific Services. Specific services performed by ARGLEN for the LLC include the following:

                  (a) Providing the CHAIRMAN, at no cost to the LLC; and

                  (b) Section 5.2.2 a, b, g, h, i, k, l, in conjunction with

CHAIRMAN.

            5.7.3 Fees. ARGLEN shall be entitled to be paid a management fee of $100,000 per year and may be increased with the approval of the Executive committee.

      5.8 Vertical as Consultant. Subject to the authority of the Executive Committee, as set forth in Section 5.1.2 hereof, Vertical shall serve as a Consultant to the LLC.

            5.8.1 Services. Vertical shall render to the LLC such services and technology in connection with the LLC Business, as the Executive Committee may reasonably request from time to time. In performing the consulting services called for by this Section 5.8, the Consultant and its employees shall act as an independent contractor with the right to exercise its independent judgment as to the time, place, and manner of performing his duties hereunder and otherwise carrying out the provisions of the Section 5.8.

            5.8.2 Specific Services. Specific services performed by Vertical for the LLC include the following:

                  (a) Supervise and oversee technical and application services for the LLC Business through Vertical's Chief Technology Officer;

                  (b) Supervise and oversee all financial services;

                  (c) Section 5.2.2 b, e, f, g, h, in conjunction with CHAIRMAN.

            5.8.3 Fees. Vertical shall be entitled to be paid a management fee of not less than $50,000 per year, subject to increases approved by the Executive Committee. The LLC shall pay all direct costs associated with its management and operations.

                                    ARTICLE 6
                    ALLOCATIONS OF NET PROFITS AND NET LOSSES

      6.1 Allocations Of Net Profits And Net Losses.

            6.1.1. Allocation of Losses. LLC losses for any year (including both losses from operations and from the sale of all or substantially all the LLC assets) shall be allocated to the Members as follows:

                  (a) Losses shall be allocated in proportion to, and in an amount equal to the Members' Percentage Interest, until their respective Capital Accounts have been reduced to zero;

                  (b) Thereafter losses shall be allocated to remaining Capital Accounts until such Capital Accounts have been reduced to zero;

                  (c) Any remaining losses shall be allocated in proportion to and in an amount equal to the Members Percentage Interest.

            6.1.2 Allocation of Profit - LLC Operations. Any profits from LLC operations (as distinguished from profits from the sale of all or substantially all of the LLC assets) shall be allocated as follows:

                  (a) Profits shall first be allocated so as to recoup LLC losses, with any losses under Section 6.1.1(c) being recouped first, then losses under Section 6.1.1(b) and then losses under Section 6.1.1(a).

                  (b) Any remaining profits shall be allocated in proportion to, and in an amount equal to the Members Percentage Interest, except as described in (c) below.

            6.1.3 Allocation of Profit - Sale of LLC Assets. Profits resulting from the sale of all or substantially all the LLC assets (as distinguished from profits from operations) shall be allocated as follows:

                  (a) To the extent that there have been losses previously allocated to the Members under Section 6.1.2 above, which have not theretofore been recouped under Section 6.1.2(a) above, then profits shall be allocated so as to recoup such losses.

                  (b) Any remaining profits in proportion to, and in an amount equal to the Members' Percentage Interest.

      6.2 Other Tax Allocation Provisions. Notwithstanding any other provision of this Article 6, the following allocations shall be made:

            6.2.1 Minimum Gain; Chargebacks. If there is a net decrease in either LLC Minimum Gain or minimum gain attributable to a Member Nonrecourse Debt during a LLC taxable year, each Member shall be allocated items of income and gain in accordance with the requirements of ss.ss. 1.7042(9)(2) and 1.7042(i)(5) of the Treasury Regulations. "LLC Minimum Gain," means LLC minimum gain computed in accordance with the principles of ss. 1.7042(d) of the Treasury Regulations.

            6.2.2 Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution described in ss. 1.7041(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, then items of LLC income and gain shall be specially allocated to the Member in an amount and manner sufficient to comply with the Qualified Income Offset requirements of ss. 1.7041(b)(2)(ii)(d) of the Treasury Regulations.

            6.2.3 Nonrecourse Deduction. Any "Nonrecourse Deductions" as defined in Treasury Regulations ss. 1.7042(c) for any Fiscal year or other period shall be specially allocated as items of loss in the manner provided in Treasury Regulations ss. 1.7042(j)(1)(ii).

            6.2.4 Partner Nonrecourse Deduction. Any "Partner Nonrecourse Deductions" as defined in Treasury Regulations ss. 1.7042(i)(2) for any Fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treasury Regulations ss. 1.7522) with respect to the nonrecourse debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations ss. 1.7042(i).

            6.2.5 Allocations for Tax Purposes. All items of income, gain and loss for Federal and state income tax purposes shall be allocated in accordance with the corresponding "book" income, gain and loss, and in compliance with ss. 704(c) of the Code.

            6.2.6 Curative Allocations. Any special allocations of items of income and gain pursuant to this Section 6.2 shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article 6 so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Article 6 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this. Section 6.2 if such unexpected adjustments, allocations, or distributions had not occurred.

      6.3 Code ss. 704(c) Allocation. Notwithstanding any other provision in this Article 6, in accordance with Code ss. 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of Net Profits, Net Losses, or other items of distributions pursuant to any provision of this Agreement.

      6.4 Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of income, gain, loss, deduction for such Fiscal Year allocable, and Distributable Cash which is distributable, to the holder of the Membership Interest for the then Fiscal Year shall be allocated and distributed based on a method consistent with ss. 706(d) of the Code. For the purpose of accounting convenience and simplicity, the LLC may treat a transfer of, or an increase or decrease in, a Membership Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) ashaving been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, of decrease actually occurs (sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 15th day of the month). Notwithstanding any provision above to the contrary, gain or loss of the LLC realized connection with a sale or other disposition of any of assets of the LLC shall be allocated solely to the parties owning Membership Interests as of the date such sale or other disposition occurs.

                                    ARTICLE 7
                                  DISTRIBUTIONS

      7.1 Distributions. Unless otherwise mutually agreed by the Members no later than the tenth day of the month following the end of each of the LLC's fiscal quarters, the LLC shall distribute to the Members in proportion to their respective Percentage Interest at the end of such fiscal year, cash in an amount equal to fifty percent (50%) of the LLC's net earnings as determined for U.S. federal income tax purposes. All other distributions shall be made to the Members in accordance with their Percentage Interests as the same shall exist from time to time at such intervals and in such amounts as approved by the Supermajority in Interest, pursuant to Section 4.8.

      7.2 Repayment of Initial Capital Contribution. The One Million Dollars ($1,000,000) initially paid by Vertical as a Capital Contribution ("Vertical's Contribution") shall be repaid to Vertical as follows: (a) over twenty (20) months in equal installments of Fifty Thousand Dollars U.S. (U.S. $50,000) commencing the first day of the second month immediately succeeding the date of the final payment on the LLC's initial bank financing; or in full upon the closing of any transaction which raises additional capital for the LLC, provided that such bank financing has been paid in full with the proceeds thereof.

      7.3 Reduction of Capital Accounts. Any distribution to a Member pursuant to this Section 7 shall reduce the amount of such Member's Capital account in accordance with Section 3.3, above, but no adjustment in the Percentage Interest of any Member shall be made on account of any such distribution.

      7.4 Form of Distribution. A Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any distribution from the LLC in any form other than money. No Member may be compelled to accept from the LLC a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon a dissolution and the winding up of the LLC, no Member may be compelled to accept a distribution of any asset in kind.

      7.5 Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution: (i) the LLC would not be able to pay its debts as they become due in the usual course of business or (ii) the LLC's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the LLC were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the 'Member receiving the distribution.

      7.6 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the LLC or pay the amount of any distribution for the account of the LLC or to any creditor of the LLC.

      7.7 Withholding Tax of Foreign Members. Notwithstanding any other provision in the Agreement to the contrary, with respect to any foreign Member, the Executive Committee shall withhold and pay over to the Internal Revenue Service, pursuant to ss.ss.1441, 1442, 1445 or 1446 of the Code, and to the applicable state taxing authority pursuant to any such corresponding withholding tax provisions then in effect, at such times as required by such provisions, such amounts as the LLC is required to withhold under such provisions, as from time to time in effect, on account of such foreign Member's distributive share of the LLC's items of gross income, income or gain which are subject to withholding tax pursuant to such provisions. Any amount of withholding taxes withheld and paid over by the CHAIRMAN with respect to a foreign Member's distributive share of the LLC is gross income shall be deemed to be a distribution or payment to such foreign Member, reduce the amount otherwise distributable to such foreign Member pursuant to this Agreement and reduce the Capital Account of such, foreign Member. To the extent the CHAIRMAN determines that the LLC does not have adequate funds to pay the amount of any withholding tax obligation, the CHAIRMAN shall give written notice the Member to whom such withholding obligation is attributable that such Member is required to contribute the amount of the required withholding. Such Member shall have three
(3) business days from the date such notice is given to contribute the amount of such withholding tax obligation. To the extent a Member fails to make such contribution and the LLC pays the amount of such withholding, any amount paid by the LLC shall be deemed to be a loan, by the LLC to such Member and shall not be deemed to be a distribution to such Member. The amount of any payment deemed to be a loan made to any Member, plus interest on such amount from the date of such payment until such amount is repaid to the LLC at an interest rate equal to ten percent (10%) per annum, shall be repaid to the LLC by W deduction from any cash or noncash distributions made to such Member pursuant to this Agreement, (ii) a reduction in such Member's Capital Account, or (iii) earlier payment of such amounts and, interest by such Member to the LLC, in each case as determined by the CHAIRMAN.

                                    ARTICLE 8
                  SALE OR TRANSFER OF LLC INTEREST; WITHDRAWAL

      8.1 Nonassignability of LLC Interest.

            8.1.1 Consent Required. No Member may sell assign, transfer, encumber or otherwise dispose of (collectively called "transfer"), except with the prior written consent of the other Members, which may be withheld by any Member at such Member's sole and absolute discretion, or as otherwise expressly permitted pursuant to the terms of this Agreement, all or any portion of its right, title or interest in the LLC

("LLC Interest"), for two (2) years from the date hereof, and any attempt to do so shall be void and the LLC shall not recognize any transfer of any Membership Interest unless each and all of the conditions hereof affecting such Membership Interest and the transfer thereof shall have been complied with. Any sale, assignment or other disposition of any part or all of the stock or other incident of ownership of a member, which shall result in a change in fifty percent (50%) or more of the voting control of such member from the date hereof, shall be deemed a transfer under this Subsection 8.8.1 and, therefore, prohibited without the prior written consent of the other Members. The giving of such consent in any one or more instances will not limit or waive the need for such consent in any other or subsequent instances.

            8.1.2 Permitted Transfers by Member. Notwithstanding the provisions of Subsection 8.1.1 above, without the consent of the other Members, any Member may transfer its Membership Interest to its parent corporation or any sister or subsidiary corporation; provided, however, that such transfer does not abrogate the purposes and intent of this Agreement.

            8.1.3 Right of First Refusal.

                  (a) Transfers after the initial two (2) year period provided in Subsection 8.1.1, Members (the "Offering Member") may transfer their LLC Interest to a Member or any third party, but must give the other LLC Member(s) (the "Offered Member") 45 days prior written notice of (i) its desire to transfer, (ii) the name of the third party, and the terms and conditions of the offer to acquire the LLC Interest, and (iii) information about the third party.

                  (b) Within 30 days of receiving such notice of the Offered Member may (i) accept the transfer to the third party, or (ii) provide written notice to the Offering Member and the CHAIRMAN of the Offered Member's intention to exercise its right of first refusal to acquire the Offering Member's LLC Interest on the same terms and conditions applicable to the Offering Member. The Offered Member shall have 30 days from the date of said notice to consummate the acquisition. Any failure by the Offered Member to provide such notice of its intention to exercise its right of first refusal hereunder shall be deemed approval of the transfer to the third party.

      8.2 Obligations of Transferee. In the event any Member transfers its Membership Interest (including any transfers made pursuant to Subsection 8.1.2 above), no such transfer shall be made or shall be effective to make such transferee a Member or entitle such transferee to any benefits or rights hereunder until the proposed transferee agrees in writing to assume and be bound by all of the obligations of the transferor and be subject to all the restrictions to which the transferor is subject under the terms of this Agreement.

      8.3 Withdrawal by a Member.

            8.3.1 Withdrawal. Except as provided in Section 8.3, above, any

Member (the "Withdrawing Member") may, at any time after February 27, 2003, withdraw from the LLC by giving advance written notice of not less than ninety
(90) days to the other Members (the "Non-Withdrawing Member"). In the event of such withdrawal, the Non-Withdrawing Member shall have the right to purchase the entire (but not less than the entire) interest in the LLC ("LLC Interest") of the Withdrawing Member under terms and conditions set forth in Section 8.3.4 below. The exercise of the aforesaid right by the Non-Withdrawing Member shall be made by giving written notice to the Withdrawing Member within thirty (30) days after receipt of the Withdrawing Member's notice of intent to withdraw.

            8.3.2 Failure to Elect. If the Non Withdrawing Member fails to make the election provided for in Section 8.3.1 within such thirty (30) day period, the LLC shall dissolve pursuant to Section 10 below.

            8.3.3 Purchase Price. The purchase price ("Purchase Price") of the Withdrawing Member's Interest purchased pursuant to Section 8.3.1 shall be an amount equal to eighty percent (80%) of the fair market value of such Membership Interest determined under Section 8.3.4 below and adjusted as provided in
Section 8.3.6 below.

            8.3.4 Fair Market Value. If the parties are unable to agree mutually on such fair market value, it shall be determined by any independent valuation firm (including, but not limited to, a national public accounting firm other than the Accountants) approved by the Executive Committee; provided, however, that the appointment by the Executive Committee of an independent valuation firm which is not a "Big Five" accounting firm shall be subject to the approval of Withdrawing Member. If the parties are unable to agree on the appointment of an independent valuation firm in accordance with the preceding provision, the appointment of such firm shall be determined by arbitration in accordance with
Section 13 hereof. In making its determination, such valuation firm shall take into account (i) the Capital Account of the Member whose interest is being valued, (ii) the fair market value of all LLC assets, including goodwill, (iii) the amount of profit or loss which would be allocable to such Member under
Section 6 hereof if all LLC assets were sold at their fair market value, and
(iv) the debts and liabilities of the LLC including contingent liabilities as well as those reflected on the books of the LLC. Any determination by such valuation firm under this Section 8.3.4 shall be binding the conclusive as if the matter were arbitrated by the Members in accordance with Section 14 below. Each of the Members and the LLC shall cooperate with and make available to the valuation firm applicable records and documents o the LLC to expedite the determination of the Purchase Price.

            8.3.5 Closing. The closing of the purchase of the Membership Interest pursuant to Section 10.3.1 shall take place at the principal office of the LLC at such date and time as may be agreed upon by the Members which shall be no later than thirty (30) days after the determination of the purchase price of LLC Membership Interest pursuant to Section 8.3.3 above; provided, however, either Member may postpone the closing for the minimum necessary period or periods to satisfy any conditions to the closing, but in no even exceeding an aggregate of thirty (30) additional days, by written notice to the other party. Unless otherwise unanimously agreed by the Members the terms and conditions of payment of the purchase price of the Membership Interest to the withdrawing Member shall be as follows:

                  (a) One-half of the purchase price, together with interest as hereinafter provided, shall be paid at the closing.

                  (b) The balance of the purchase price, together with interest as hereinafter provided, shall be paid within twelve (12) months of the date of purchase.

                  (c) Interest shall be payable on the principal balance owing at a rate equal to the prime rate of interest, as established by Citibank or Bank of America, whichever is lower plus 2%.

                  (d) Notwithstanding the foregoing, the balance of the purchase for the LLC Interest, together with any accrued interest, shall in any event be paid within ninety (90) days of any termination of the LLC if a termination shall occur subsequent to the sale of the Membership Interest.

                  (e) The non-Withdrawing Members shall indemnify and hold the Withdrawing Member harmless for any and all debts of the LLC.

                  (f) The Non-Withdrawing Members may and shall be authorized to withhold from any installment of the purchase price all amounts owed to the LLC by the Withdrawing Member.

      At the closing, the Member selling its Membership Interest shall execute and deliver such assignments and other instruments as may be necessary or desirable in the reasonable opinion of the Member(s) purchasing such Interest (the "Purchasing Members") to transfer and assign the Membership Interest, and the Purchasing Member(s) shall execute such mortgages, security agreements, financing statements and other instruments as may be necessary or desirable in the reasonable opinion of the Selling Member to perfect a security interest in the assets of the LLC. The Purchasing Member shall be the true and lawful attorney-in-fact of the Selling Member to effect the transfer and assignment of the Membership Interest and to sign, certify under oath and acknowledge a Dissolution Statement to reflect the sale and to perform all acts and to execute all other instruments which may be required in connection with the sale of the Membership Interest. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and shall survive the transfer by a Member of its Membership Interest.

            8.3.6 Closing Adjustments. At the closing of the purchase of a Membership Interest the Purchase Price to be paid for such Membership Interest shall be adjusted as provided in this Section 8.3.6. There shall be determined, as of the closing date, (a) the aggregate amount of all additional capital contributions made by Withdrawing Member pursuant to Section 2.3 between the date of which the Purchase

Price for such Membership Interest was established and the date of the closing and any other increase in the Capital Account of Withdrawing Member during such period, determined pursuant to Section 3, and (b) the aggregate amount of all distributions, whether of capital or otherwise, made to Withdrawing Member during such period pursuant to Section 3 and any other decrease in the Capital Account of Withdrawing Member during such period, determined pursuant to Section
3. If the amount determined under (a) exceeds the amount determined under (b), the Purchase Price shall be increased by an amount equal to such excess; if the amount determined under (b) exceeds the amount determined under (a), the Purchase Price shall be decreased by an amount equal to such excess. Withdrawing Member shall transfer its Membership Interest free and clear of any liens, encumbrances, security interests, charges or any interests of any third party granted or placed thereon by withdrawing Member (but subject to any liens, encumbrances, security interests, charges or any interests of any third party granted or placed thereon by the LLC) and shall execute or cause to be executed any and all documents required to fully transfer such Membership Interest to Non-Withdrawing Member including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release any interest of any party who may claim an interest in Withdrawing Member's Membership Interest. Any monetary default by Withdrawing Member may be cured out of the proceeds from such sale at the closing. If Withdrawing Member disputes the fact or amount of any monetary default claimed by the LLC, then any disputed amount shall be deposited in a dual signature account (one representative of Withdrawing Member and one representative of the LLC) and the dispute shall be submitted to arbitration in accordance with Section 14 hereof. The amount placed in such account shall be distributed with the final award of the arbitrator. After the closing date, Withdrawing Member shall have no further rights to any distributions or LLC profits attributable to any period or event following the closing date and all such rights shall vest in Non Withdrawing Member.

      8.4 Noncompetition by Withdrawing Member. Subject to Section 4.8, no Withdrawing Member, nor any of its agents, officers, directors, in any LLC Business, employees, shareholders or affiliates shall engage, directly or indirectly, in the United States, for a period of one (1) years following a closing described in Section 8.3.6 above.

                                    ARTICLE 9
                    ACCOUNTING, RECORDS, REPORTING BY MEMBERS

      9.1 Books and Records. The LLC shall keep and maintain accurate books and records of the LLC, based on Vertical's accounting system and chart of accounts, so long as Vertical's Membership Interest is Fifty-One percent (51%) or more, which shall be maintained under an accrual basis method of accounting in accordance with generally accepted accounting principles consistently applied.

      9.2 Delivery to Members and Inspection. Upon the request of any Member or Economic Interest Owner for purposes reasonably related to' the interest of that Person as a Member or Economic Interest Owner, the Executive Committee shall promptly deliver to the requesting Member or Economic Interest Owner, or permit such Person to inspect during normal business hours, at the expense of the LLC, any information which such Person may reasonably request.

      9.3 Fiscal Year. The fiscal year of the LLC shall end on December 31 of each year.

      9.4 Statements of Financial Condition. At the end of each fiscal year of the LLC, BDO Seidman LLC, the independent accountants for the LLC (the "Accountants"), approved by the Executive Committee, will render an opinion, based on generally accepted accounting principles consistently applied, on the financial statements of the LLC. The Accountants will also prepare and deliver to the Members so-called "Information Returns" indicating the profits and losses of the LLC and the allocation thereof to the Members.

      9.5 Bank Accounts. The CHAIRMAN shall maintain the funds of the LLC in one or more separate bank accounts in the name of the LLC, and shall not permit the funds of the LLC to be commingled in any fashion with the funds of any other Person. The bank account shall require two signatures.

      9.6 Accounting Policies. All accounting policies for the LLC (other than those specifically provided for in other sections of this Agreement) shall be approved by the Executive Committee.

      9.7 Tax Matters for the LLC handled by CHAIRMAN as Tax Matters Partner. The CHAIRMAN shall have the right to make all elections for the LLC provided for in the Code, including, but not limited to, the elections provided for in ss. 754 of the Code. Any Member may make a written request to the CHAIRMAN that the LLC make an election under ss. 754 of the Code, and the CHAIRMAN will not unreasonably withhold or delay its consent to such request, and upon its consent, shall cause the LLC to make such an election in a timely fashion; provided, however, that any member who is a transferee of an Membership Interest shall bear all accounting and other out of pocket expenses arising as a result of such election as it relates to the Membership Interest so transferred. The Tax Matters Partner, as defined in Code ss. 6231, shall represent the LLC (at the LLC's expense) in connection with all examinations of the LLC's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the LLC funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee the LLC tax affairs in the overall best interests of the LLC. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a member or the CHAIRMAN, Members holding a Majority Interest may designate another Person to be Tax Matters Partner.

      9.8 Preparation of Tax Returns. Federal, state and local income tax returns of the LLC shall be prepared by the Accountants. Copies of all tax returns of the LLC shall be furnished for review and approval by each of the Members at least fifteen (15) days prior to the statutory date for filing, including extensions thereof, if any. If either Member or the CHAIRMAN shall fail to approve any such return, an application for extension of time to file shall be timely filed by the Accountants.

      9.9 Tax Decisions Not Specified. Tax decisions and elections for the LLC not provided for herein shall be Approved Majority Interest.

      9.10 Notice of Tax Audit. Prompt notice shall be given to the Members upon receipt of notice that the Internal Revenue Service or the Delaware Department of Taxation intents to examine LLC income tax returns for any year.

                                   ARTICLE 10
                             DEFAULT AND DISSOLUTION

      10.1 Events of Default. The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder on the part of the Member with respect to who such event occurs, if within thirty (30) days following notice of such default from the other Members, the Member in default fails to pay such monies, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default; provided, however, that the occurrence of any of the events described in subparagraphs (d) through (h) below shall constitute an Event of Default immediately upon such occurrence without any requirement of notice, passage of time or opportunity to cure, except as specifically set forth in any such subparagraph:

                  (a) The failure by a Member to make any additional capital contribution to the LLC as required pursuant to Section 3.2 above.

                  (b) The violation by a Member of any of the restrictions set forth in Article 8 above upon the right of a Member to transfer its Membership Interest.

                  (c) The failure of a Member's transferee to assume in writing and agree to be bound by all of the transferring member's obligations, as provided in Section 8.2 above.

                  (d) The filing by a Member of a petition in bankruptcy, or the adjudication of a Member as a bankrupt.

                  (e) The institution by a Member of a creditor of such Member of a proceeding under any section or chapter of the federal Bankruptcy Code for the reorganization or rearrangement of such Member's financial affairs.

                  (f) The appointment of a receiver, custodian, trustee or like officer, to take possession of the assets of a Member if the pendency of such receivership would have a materially adverse effect upon the performance by the Member of its obligations under this Agreement, which receivership remains undischarged for a period of thirty (30) days from the date of its imposition.

                  (g) A general assignment by a Member for the benefit of its creditors.

                  (h) Corporate dissolution or merger of a member without the prior written notification of the other Members; or

                  (i) Material default in the performance of or material failure to comply with any other agreements, obligations or undertakings of a Member contained in this Agreement.

      10.2 Causes of Dissolution. The LLC shall be dissolved and terminated upon the earlier happening of the following:

            (a) An Event of Default has occurred as described in Section 10.1 the non-defaulting Members elect to dissolve the LLC as provided in Section 10.3 hereof;

            (b) The sale or other disposition of all or substantially all of the assets and properties of the LLC; or

            (c) The Members mutually agree to dissolve and terminate the LLC.

      10.3 Election of Non-Defaulting Members.

            10.3.1 Purchase of Defaulting Member Interest. Upon the occurrence of an Event of Default described in Sections 10.1 (a) through (i) with respect to any Member (the "Defaulting Member"), the other Member (the "Non-Defaulting Members") shall have the right to acquire the Membership Interest of the Defaulting Member in proportion to the Non-Defaulting Members respective Membership interests for a price equal to eighty percent (80%) of the purchase price determined in accordance with the procedures set forth in Subsection 8.3.3 above, and subject to adjustment as provided in Subsection 8.3.6 above. To exercise such right, the Non-Defaulting Members shall notify the Defaulting Member within thirty (30) days following the occurrence of an applicable Event of Default of their election to acquire the Defaulting member's Membership Interest. In the event that one or two of the Non-Defaulting Members decline to exercise its (or their) right hereunder, the remaining Non-Defaulting Member (or Member's) shall have an additional ten (10) days to notify the Defaulting Member of its (or their) intention to exercise such right with respect to the Defaulting Member's entire Membership Interest.

            10.3.2 Closing. The closing of the purchase shall take place as provided in Subsection 8.3.5 above; provided that upon the closing of such purchase the Non-Defaulting Members may elect to offset against the purchase price the amount of any loss, damage or injury the amount of which has been established by a final non-appealable judgment, caused by the default of the Defaulting Member.

            10.3.3 Election to Dissolve. If the Non-Defaulting Members do not elect to acquire the entire interest of the Defaulting member as set forth in Subsection 10.3.1 above, the Non-Defaulting members may elect to dissolve and terminate the LLC within thirty (30) days following the occurrence of an Event of Default by written notice to the Defaulting member. The right to the Defaulting Member's Membership Interest as set forth in this Section 10.3 shall continue until such Non-Defaulting Members elect to exercise their right to dissolve and terminate the LLC as provided in this Subsection 10.3.3.

      10.4 Dissolution and Termination of LLC.

            10.4.1 Procedure and Distribution. Upon the dissolution of the LLC, the CHAIRMAN shall proceed to liquidate the assets of the LLC, which may be by the sale of all or substantially all of the assets of the LLC in a single transaction or a related series of transactions (subject to the prior Approval of a Supermajority in Interest, as provided in Subsection 4.6(g) above) and wind up its affairs and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

                  (a) To the expenses of liquidation;

                  (b) To the repayment of the debts and liabilities of the LLC, excluding any debts or liabilities owing to a Member;

                  (c) To the establishment of any reserves which the Executive Committee deems necessary for any contingent or unforeseen liabilities of the LLC, or of the Members, arising out of or in connection with the LLC;

                  (d) To the repayment of the liabilities of the LLC owning to any Member, including any additional capital contributions on which interest is payable pursuant to Section 3.2 above;

                  (e) To any Member whose capital account as a fraction of the total of all Member capital accounts exceeds such Member's Percentage Interest in the LLC in the amount necessary to reduce its capital account so that as a fraction of the total of all members capital accounts it equals such Member's Percentage Interest in the LLC; and

                  (f) Any remaining proceeds, including any reserves when no longer required or so much thereof as shall remain, shall be allocated and distributed to the Members in accordance with their Percentage Interests.

            10.4.2 Negative Capital Account. If upon dissolution and termination of the LLC, the performance of the LLC results in an overall loss, each of the Members shall be obligated to restore any deficit in its Capital Account. Liability for such loss shall continue after termination of the LLC with respect to any claims which may be made against the Members by reason of the business or operations of the LLC.

            10.4.3 Time Period of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the LLC and the payment of the liabilities of the LLC in order to minimize the normal loss attendant upon a liquidation.

            10.4.4 Non-Cash Assets. If in the opinion of the Executive Committee a complete liquidation of the assets of the LLC would involve substantial losses or would be impractical under the circumstances, the CHAIRMAN shall liquidate that portion of the assets of the LLC necessary to pay the obligations of the LLC described in Subsection 10.4.1(a) through (e) above the remaining assets will be distributed to the Members proportionately to their right to receive the assets of the LLC on an equitable basis reflecting the net fair market value of the assets so distributed, which net fair market value shall be determined by the Members.

      10.5 Final Accounting. After the affairs and business of the LLC are wound up and the LLC is dissolved and terminated, final accounting shall be made by the Accountants.

      10.6 Disposition of Books and Records. Upon the dissolution and termination of the LLC, all originals of books and records of the LLC, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to CHAIRMAN. Unless otherwise unanimously approved in writing by Members, CHAIRMAN shall retain such books and records for a period of not less than six (6) years and shall make such books and records available during normal business hours to Members for inspection and copying upon reasonable notice. In the event any Member (the "former Member") for any reason ceases, as provided herein, to be a Member at any time prior to dissolution and termination of the LLC and the LLC (or the LLC Business in substantially the same form) is continued without the Former Member, the other Members (the "Remaining Members") agree that the books and records of the LLC up to the date of the termination of the Former Members interest shall be maintained by the Remaining Members, their successors and assigns, for a period of not less than six (6) years thereafter; provided, however, that if there is an audit or threat of audit, such books and records shall be retained until the audit is completed and any tax liability finally determined. Such books and records shall be available for inspection, examination and copying by the former Member upon reasonable notice.

                                   ARTICLE 11
                          INDEMNIFICATION AND INSURANCE

      11.1 Indemnification of Agents. For the purposes of this Section 11.1, "agent" shall mean any Person who was or is (i) a Member, (ii) an Affiliate of a Member, (iii) any member, officer, shareholder, director, attorney, agent, representative or employee of a Member or their Affiliates, or (iv) an officer of the LLC; "proceeding" means any threatened, pending or completed claim, demand, action or proceeding, whether civil, criminal, administrative, legislative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under this Section 11.1. Except as expressly provided in this Section 11.1, the LLC shall, to the fullest and broadest extent permitted by the laws of the State of Delaware, indemnify and hold harmless each agent against losses, damages, liabilities or expenses, of any kind or nature, incurred by it in connection with; or while acting (or omitting to act) on behalf of, the LLC. Without limiting the generality of the foregoing, the LLC hereby agrees to indemnify each agent, and to save and hold him or it harmless, from and in respect of (x) all fees, costs and expenses incurred in connection with or resulting from any demand, claim, actions or proceeding against such agent or the LLC which arises out of or in any way relates to the LLC or its properties, business or affairs, and (y) all such demands, claims, actions and proceedings and any losses or damages resulting therefrom, including judgments, fines and amounts paid in settlement or compromise of any such demand, claim, action or proceeding; provided, however, that this indemnity shall not extend to conduct by an agent proved to constitute actual fraud or willful malfeasance. Unless the CHAIRMAN otherwise determines, the LLC shall pay the expenses incurred by any agent in connection with any proceeding in advance of the final disposition of such proceeding, upon receipt by the LLC of an undertaking of such agent to repay such payment if there shall be a final adjudication or determination that such agent is not entitled to indemnification as provided herein.

      11.2 Insurance. The LLC shall have the power to purchase and maintain insurance, on behalf of any Person who is or was an agent of the LLC against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the LLC would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.

      11.3 Arbitration.

ANY ACTION TO ENFORCE OR INTERPRET THIS AGREEMENT, OR TO RESOLVE DISPUTES WITH RESPECT TO THIS AGREEMENT AS BETWEEN THE COMPANY AND A MEMBER, OR BETWEEN OR AMONG THE MEMBERS, SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. ARBITRATION SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCESS IN THE STATE OF CALIFORNIA, BUT ARBITRATION SHALL BE A NONEXCLUSIVE PROCESS ELSEWHERE. ANY PARTY MAY COMMENCE ARBITRATION BY SENDING A WRITTEN DEMAND FOR ARBITRATION TO THE OTHER PARTIES. SUCH DEMAND SHALL SET FORTH THE NATURE OF THE MATTER TO BE RESOLVED BY ARBITRATION. THE EXECUTIVE COMMITTEE SHALL SELECT THE PLACE OF ARBITRATION. THE SUBSTANTIVE LAW OF THE STATE OF CALIFORNIA SHALL BE APPLIED BY THE ARBITRATOR TO THE RESOLUTION OF THE DISPUTE, WITH THE EXCEPTION THAT THE ARBITRATOR IS NOT EMPOWERED TO MAKE AN AWARD OF EXEMPLARY OR PUNITIVE DAMAGES. THE PARTIES SHALL SHARE EQUALLY ALL INITIAL COSTS OF ARBITRATION. THE PREVAILING PARTY SHALL BE ENTITLED TO REIMBURSEMENT OF ATTORNEY FEES, COSTS, AND EXPENSES INCURRED IN CONNECTION WITH THE ARBITRATION. ALL

DECISIONS OF THE ARBITRATOR SHALL BE FINAL, BINDING AND CONCLUSIVE ON ALL PARTIES. JUDGMENT MAY BE ENTERED UPON ANY SUCH DECISION IN ACCORDANCE WITH APPLICABLE LAW IN ANY COURT HAVING JURISDICTION THEREOF.

THE ARBITRATOR (IF PERMITTED UNDER APPLICABLE LAW) OR SUCH COURT MAY ISSUE A WRIT OF EXECUTION TO ENFORCE THE ARBITRATOR'S DECISION.

                  --------          ------            ------
                  Vertical          ARGLEN            Parnes

                                   ARTICLE 12
                           INVESTMENT REPRESENTATIONS

      12.1 Acknowledgments. Each Member acknowledges that:

            12.1.1 its Membership Interest has not been registered under the Securities Act; and

            12.1.2 it must bear the economic risk of its investment in its Membership Interest for an indefinite period of time because its Membership Interest has not been registered under the Securities Act and, therefore, cannot be sold unless it is subsequently registered under the Securities Act or an exemption from such registration is available.

      12.2 Representations and Warranties. Each Member represents and warrants to and agrees with the LLC that:

            12.2.1 it is acquiring its Membership Interest for investment purposes only, for its own account and not as nominee or agent for any other Person, and not with a view to the sale or distribution of any or all thereof;

            12.2.2 it has no present intention of selling, granting a participation in, or otherwise distributing the same;

            12.2.3 it understands that its Membership Interest is not being registered under the Securities Act in reliance upon an exemption which is in part predicated on the representations, warranties and agreements made by it in this Section 12.1; and

            12.2.4 that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in its Membership Interest and is able to bear the economic risk of that investment.

                                   ARTICLE 13
                                  MISCELLANEOUS

      13.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members and the Executive Committee with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and the CHAIRMAN or, any of them. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or have any force or effect whatsoever. To the extent that any provision of the Certificate conflict with any provision of this Agreement, the Certificate shall control.

      13.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

      13.3 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

      13.4 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Members and the Company. This Agreement is not intended for the benefit of any creditor who is not a Member and does not grant any rights to or confer any benefits on any creditor who is not a Member or any other person who is not a Member.

      13.5 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Treasury Regulations, the Act, or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

      13.6 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

      13.7 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

      13.8 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in California in any action on a Claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 13.9. Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section
13.13 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

      13.9 Disputed Matters. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any Member or the Executive Committee hereunder shall be submitted to arbitration in under the commercial arbitration rules then obtaining of the American Arbitration Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 13.9 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 13.9.

      13.10 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

      13.11 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

      13.12 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

      13.13 Notices. Any notice to be given or to be served upon the LLC or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or the Executive Committee at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

      13.14 Amendments. All amendments to this Agreement must be in writing and signed by all of the Members.

      13.15 No Interest in the LLC Property; Waiver of Action for Partition. No Member or Economic Interest Owner has any interest in specific property of the LLC. Without limiting the foregoing, each Member and Economic Interest Owner irrevocably waives during the term of the LLC any right that it may have to maintain any action for partition with respect to the property of the LLC.

      13.16 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      13.17 Attorney Fees. In the event that any dispute between the LLC and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses.

      13.18 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

      13.19 Conversion to C Corporation. In no less than three (3) months, but as soon as practicable, from the date hereof, the CHAIRMAN shall convert the LLC to a "C" corporation ("Newco") and, the provisions of this Operating Agreement shall be embodied in an agreement among shareholders of the converted C corporation, organized under the laws of the State of Delaware, whether such conversion is effected by way of merger, transfer of assets, transfer of equity interests or otherwise, upon the following conditions: (a) Such conversion shall be in advance of and in order to facilitate a proposed public offering of securities of Newco; (b) The proportionate interests of the Members in Newco immediately following the conversion shall be the same as their proportionate interests in the Company immediately prior to the conversion; (c) Newco shall succeed to all the assets, property and business of the LLC as a result of the conversion; (d) To the extent that the Membership Interests in the LLC may be converted into different classes or series of stock in Newco, such classes or series may thereafter be converted automatically into a single class of common stock in Newco upon the completion of a public offering of securities of Newco; and (e) The conversion shall be in such form and on such other terms (i) as comply with applicable law, including the provisions of the Delaware Corporations Law as then in effect, and (ii) as the Executive Committee deem to be in the best interest of the Members as a whole.

      IN WITNESS WHEREOF, all of the Members of LLC, a Delaware liability company, have executed this Agreement, effective as of the date written above.

                                        VERTICAL COMPUTER SYSTEMS,
                                        INC.


                                        By:_____________________________________

                                               Richard Wade, its President

                                        ARGLEN ACQUISITIONS LLC


                                        By:_____________________________________

                                                Garry Gyselen, its Manager


                                        ________________________________________

                                           Stephen  B. Parnes, an Individual

                                    EXHIBIT A

Members' Addresses:

ARGLEN ACQUISITIONS LLC                    VERTICAL COMPUTER SYSTEMS, INC.
280 Bronxville Road, Suite 5M              6336 Wilshire Blvd.
Bronxville, NY 10708                       Los Angeles, CA 90048
Attn: Garry Gyselen                        Attn: Richard Wade

Stephen B. Parnes
500 E. 85th 5B
NY, NY 10028

                                    EXHIBIT B

                               Ownership Structure

                     Initial      After 1 Year    After 2 Years   After 3 Years
                     -----------------------------------------------------------

Vertical              60%         55%             51%             51%

ARGLEN                30%         32%             34%             30%

Stephen B. Parnes      5%          5%              4%              4%

Employees              5%          8%             11%             15%

                     -----------------------------------------------------------
Total                100%        100%            100%            100%
                     ===========================================================